UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
(Date of Report (date of earliest event reported)): November 1, 2006
National Bancshares Corporation
(Exact name of registrant specified in its charter)

Ohio	0-14773	34-1518564

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

112 West Market Street, Orrville, Ohio		44667

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (330) 682-1010
[not applicable]

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     National Bancshares Corporation and its subsidiary bank, First National Bank, today announced that its Board of Directors has named David C. Vernon President and Chief Executive Officer, effective November 15, 2006.
Mr. Vernon, age 66, has been Vice Chairman of Central Federal Corporation and CFBank, Akron, Ohio since January 2006. Prior to becoming Vice Chairman, Mr. Vernon was Chairman of Central Federal Corporation and CFBank since January 2003. Mr. Vernon was Chief Executive Officer of the Corporation and CFBank from January 2003 to January 2005 and President of the Corporation from March 2003 to January 2005.
Mr. Vernon’s experience spans over 40 years with financial institutions of varying magnitudes and disciplines. His activities ranged from executive management with large organizations such as Bank One and Merrill Lynch to the founding of Summit Bank, Akron, and its publicly traded parent. In its first year of eligibility, Summit Bank was recognized as a Weatherhead 100 company.
Mr. Vernon was born in Akron and lived in the Akron community for most of his life, with exception of his military service in the US Marine Corps. He graduated from the University of Akron with a major in finance and from graduate banking schools at the University of Wisconsin and State University of New York.
Mr. Vernon has served as a director on the boards of ten for-profit companies and his community service includes more than a dozen foundations and community boards. Mr. Vernon was honored in 1997 as the Akron Regional Development Board’s Entrepreneur of the Year.
The Company and Mr. Vernon are currently negotiating the terms of an employment agreement. Finalization of this employment agreement is anticipated to be completed in the near future.
ITEM 9.01 Exhibits
99.1 National Bancshares Corporation press release dated November 1, 2006.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bancshares Corporation

Date: November 1, 2006	/s/	Marc Valentin

Marc Valentin, CPA
Sr. Executive Vice President and Treasurer, Principal Accounting Officer